Pressure BioSciences Inc. Places Order for 40 NEP2320 Barocycler Units from Source Scientific, LLC

WEST BRIDGEWATER, Mass, June 28 /PRNewswire-FirstCall/ -- Pressure BioSciences, Inc. (Nasdaq: PBIO - News; "PBI") today announced that it has placed an order for 40 Barocycler NEP2320 units with Source Scientific, LLC, the manufacturer of the Company's PCT equipment and disposables product line. The NEP2320 is the new, patent-pending, lightweight, compressed air-driven pressure cycling instrument that the Company unveiled last month at the BIO2007 International Convention in Boston, MA.

The Barocycler NEP2320 is a smaller, more compact version of the Company's existing Barocycler instrument, the NEP3229. It has a similar "look and feel" to the NEP3229, but offers a system weight of approximately 75 verses 350 pounds, and processes one sample at a time verses three for the NEP3229. Originally designed to be a demonstration unit for the larger and higher throughput NEP3229, the Company announced the decision to release the NEP2320 as a new product offering after market research suggested that there may be a niche in genomics and proteomics research laboratories for a Barocycler instrument with a lower sample throughput and a lower price, but with many of the technical capabilities of the higher throughput Barocycler NEP3229.

Dr. Nate Lawrence, Vice President of Marketing and Sales for PBI, said: "The past six weeks have helped confirm our market research that there may be a demand for the smaller, lighter, more compact NEP2320. We have seen interest from a number of places, including laboratories with multiple sites, laboratories with limited space, laboratories with low sample throughput volumes that don't require the larger NEP3229, and laboratories with budgetary constraints. These market data have us more convinced than ever that there is a true and growing need for the NEP2320 in a variety of life sciences laboratories."

Richard T. Schumacher, Founder, President, and CEO of PBI said: "We expect the first of the 40 instruments under this new purchase order to be delivered near the end of September or early October, 2007. Approximately 20 units are expected to be delivered prior to December 31, 2007, with the remaining units being delivered during the first quarter of 2008. A minimum of 10 of the units will be configured for European electrical requirements, as we continue to prepare for the 2008 European launch of our PCT product line, as previously announced."

Schumacher continued: "This new purchase order is in addition to our initial and previously announced purchase order for nine NEP2320 demonstration instruments. The delivery of the first two of these initial nine NEP2320 instruments has recently allowed our sales staff to demonstrate the NEP2320 at potential customer sites, a significant milestone. We continue to actively build a solid, well-seasoned, well-trained sales force. We believe that the 40 NEP3229 instruments ordered in March, plus the nine initially ordered NEP2320 demonstration instruments and the 40 additional NEP2320 instruments under this new purchase order will give us the inventory we need to follow-up aggressively during 2007 and into 2008 on the large number of leads that have been generated over the past half year."

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (PBI) is a publicly traded, early-stage company focused on the development of a novel, enabling technology called Pressure Cycling Technology (PCT). PCT uses cycles of hydrostatic pressure between ambient and ultra-high levels (up to 35,000 psi and greater) to control bio-molecular interactions. PBI currently holds 13 US and 5 foreign patents covering multiple applications of PCT in the life sciences field, including such areas as genomic and proteomic sample preparation, pathogen inactivation, the control of chemical reactions, immunodiagnostics, and protein purification.

Forward Looking Statements

Statements contained in this press release regarding the Company's intentions, hopes, beliefs, expectations, or predictions of the future are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the perceived demand for the smaller and lower cost NEP2320 instrument, the laboratories that may be interested in purchasing the NEP2320 instrument, the expected delivery dates for the instruments on order from Source Scientific LLC, any implication regarding potential sales of the NEP2320 instrument or the NEP3229 instrument that are under purchase order with Source Scientific LLC, and the Company's expectations about the market interest generally in the PCT SPS. These statements are based upon the Company's current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to: unforeseen technological difficulties that the Company may encounter in the development of the PCT technology and the NEP2320, including cost overruns, technical risks, and manufacturing and other delays; due to unforeseen technical, marketing, sales, and distribution difficulties, PBI may not have sufficient financial resources to finance the commercialization of PCT as currently planned; due to such unforeseen technical, marketing, sales, and distribution difficulties, the recently announced PCT-dependent, detergent-free method of protein extraction may not offer any advantages over current methods of protein extraction; that the PCT-dependent, detergent-free method of protein extraction may not be adopted by the scientific community as an accepted method of protein extraction; that the PCT-dependent, detergent-free method of protein extraction may not help advance diabetes and other scientific research; that the Company may not be successful in expanding its sales team and other sales capabilities as planned; and the other risks and uncertainties discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2006, the Company's Quarterly Report on Form 10- QSB for the quarter ended March 31, 2007, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

Visit us at our website http://www.pressurebiosciences.com

Investor Contacts:
Richard T. Schumacher, President & CEO
Pressure BioSciences, Inc.
Edward H. Myles, Senior VP of Finance and CFO
(508) 580-1818 (T)